UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		June 23, 2005

Merrill Lynch & Co., Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-7182	13-2740599

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 World Financial Center, New York, New York		10080

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:		(212) 449-1000

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     The Board of Directors of Merrill Lynch & Co., Inc. (“Merrill Lynch”) has elected Armando M. Codina, to serve as a member of the Board effective July 1, 2005. As a result of Mr. Codina’s election, the Board consists of 11 members. Mr. Codina has also been appointed as a member of both the Nominating & Corporate Governance and Public Policy & Responsibility Committees of the Board.

     Mr. Codina is Chairman and Chief Executive Officer of Codina Group, Inc., (“Codina Group”) a Coral Gables, Fla.-based real estate investment, development, construction, brokerage and property management firm.

     A press release announcing Mr. Codina’s election was issued on June 23, 2005. A copy is filed as Exhibit 99.1 to this Current Report on Form 8-K.

     Certain Transactions

     A Merrill Lynch subsidiary currently leases office space at 355 Alhambra Plaza in Coral Gables, Fla. This property is owned by a partnership (the “Partnership”) in which Mr. Codina and certain of his family members owned interests. These interests were acquired, and Merrill Lynch’s lease was entered into, before it was contemplated that Mr. Codina would join the Board. Merrill Lynch has paid gross rent of less than $1 million to the Partnership in each of 2003, 2004 and 2005. All ownership interests in the Partnership were disposed of by Mr. Codina and his family members on June 1, 2005 prior to Mr. Codina’s election to the Board.

     A subsidiary of Codina Group acts as property manager for 355 Alhambra Plaza pursuant to an agreement with the Partnership. Although Merrill Lynch’s gross rent payments to the Partnership include a proportionate share of management fees and expenses, it does not make any payments directly to the subsidiary. Moreover, Merrill Lynch’s share of such fees and expenses is less than $100,000 annually and represents significantly less than 5% of Codina Group’s consolidated gross revenues.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits

     99.1 Press release, dated June 23, 2005, issued by Merrill Lynch & Co., Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRILL LYNCH & CO., INC. (Registrant)
	By:	/s/ Judith A. Witterschein
Judith A. Witterschein
Corporate Secretary
Date: June 23, 2005

EXHIBIT INDEX

Exhibit Number
99.1	Press Release, dated June 23, 2005, issued by Merrill Lynch & Co., Inc.

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